SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

October 10, 2006

CLAREMONT TECHNOLOGIES CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50240	98-0338263
State of	Commission	IRS Employer
Incorporation	File Number	I.D. Number

Xu Zuqiang, Chief Executive Officer

Anlian Building, Suite #A 1501,

Futian District, Shenzhen, China

Address of principal executive offices

Registrant’s telephone number:  (310)441-1888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

Claremont Technologies Corp. (“we” or the “Company”) will implement a reverse stock split of our capital stock effective as of the open of trading on Wednesday, October 11, 2006. As a result of the time necessary to complete the mailing of the Company’s Notice to Stockholders and Information Statement to each of its stockholders in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, the effective date of the reverse stock split will be October 11, 2006, approximately 20 days after the completion of the mailing.

In the reverse stock split each 100 shares of the Company's issued and outstanding common stock will automatically be combined into and become one share of common stock.  The reverse stock split will not change the authorized number of shares of Common Stock, and there will be no change in the par value of our Common Stock. Any of our stockholders who, as a result of the reverse split, would hold a fractional share of Common Stock will receive a whole share of Common Stock in lieu of such fractional share. The reverse stock split will reduce the 125,000,000 of shares of Common Stock which we have outstanding on a fully diluted basis immediately prior to the effectiveness of the reverse stock split (which consisted of (i) 100,000,000 shares of common stock and (ii) 25,000,000 shares of Common Stock automatically issuable upon effectiveness of the result stock split in respect of the 25,000,000 shares of convertible preferred stock currently outstanding) to approximately 1,250,000 shares of Common Stock.

Our common stock will begin trading on a split-adjusted basis when trading opens on Wednesday, October 11, 2006, under the new ticker symbol “CLMN”.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 10, 2006

CLAREMONT TECHNOLOGIES CORP.

By: /s/ Xu Zuqiang

       Xu Zuqiang, Chief Executive Officer

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